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                                                            EXHIBIT 99


                   [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial Officer
                                       (410) 659-4803

                                       Press/Shareholder Inquiries:
FOR IMMEDIATE RELEASE                  J. STEVEN WISE, Manager,
Baltimore, Maryland-NOVEMBER 1, 2000   Corporate & Government Affairs
                                       (410) 659-4859


                  CROWN CENTRAL FURTHER EXTENDS APEX DEADLINE
                  -------------------------------------------

     Crown Central Petroleum Corporation (CNP.A and CNP.B on the American Stock Exchange) announced today an extension of the deadline for Apex Oil Company to commence an all-cash tender offer for the acquisition of Crown.

     Crown previously announced that the September 29, 2000 Apex deadline would be extended until October 31, 2000 to enable Apex to complete its due diligence. The special committee of the Crown Board of Directors has today given Apex an additional extension of up to 30 days to permit further discussions and negotiations in connection with its proposal to acquire Crown. The extension is conditioned upon reasonable progress being made throughout the period.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 329 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Products pipelines.


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